Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Acquires Infrastructure Assets and Overriding Royalty Interest

at Sugar Camp mine in Illinois Basin

HOUSTON, March 6, 2012 – Natural Resource Partners L.P. (NYSE:NRP) announced today that it has acquired the rail loadout, associated infrastructure assets and a contractual overriding royalty interest on certain tonnage at the Sugar Camp mine near Benton, Illinois for $58.85 million. The rail loadout and infrastructure assets were purchased from Sugar Camp Energy, LLC and the contractual overriding royalty interest was purchased from Ruger, LLC, both affiliates of the Cline Group. The acquisitions were funded with $17.85 million in cash and the remainder from NRP’s credit facility.

NRP will be paid a throughput fee ranging from $1.05 per ton to $1.17 per ton over the first twenty years of the agreement, for all coal produced from the first longwall miner unit and the associated development units. NRP will also be paid the greater of 3% of the gross selling price or $1.14 per ton for the tonnage associated with the contractual override, which has an anticipated life of 7 years. The longwall unit commenced operation in late February and is expected to produce over 5 million tons of coal in 2012.

The transactions are immediately accretive and will add approximately $7.5 million to $8.5 million in additional cash flows to NRP’s 2012 distributable cash flow.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated 2012 cash flows associated with the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-

NRP Acquires Infrastructure Assets and ORRI in Illinois Basin	Page 2 of 2

looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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